Exhibit 2.2

SHARE PURCHASE AGREEMENT

Parties:

IGT-Europe B.V.

and

     Progressive Gaming International Corporation and Private Equity Management Group Financial Corporation

January 16, 2009

CONTENTS

1.	Definitions	2
2.	Sale	3
3.	Purchase Price and Payment	3
4.	Completion	4
5.	Representations and Warranties	5
6.	Liability	5
7.	Post-Completion covenants	5
8.	Confidentiality	6
9.	Miscellaneous	6
10.	Governing law and jurisdiction	8

ATTACHMENTS

Schedule	1	Warranties
Schedule	2	Shareholders' Resolution on Dismissal and Appointment of Directors
Schedule	3	PEM Right of Pledge Release Letter
Schedule	4	IGT Resolution
Schedule	5	POA Company
Schedule	6	POA Purchaser
Schedule	7	POA Vendor
Schedule	8	Deed of Transfer

The Parties:

I.	Progressive Gaming International Corporation, a company organized and existing under the laws of the State of Nevada, United States of America, having its office at 920 Pilot Road, Las Vegas NV 89119, United States of America (the "Vendor");

II.	IGT-Europe B.V., a company organized and existing under the laws of the Netherlands, having its registered seat in Amsterdam and having its office at Bijlmerstraat 30, 2131 HC Hoofddorp, the Netherlands, registered with the Commercial Register of the Chambers of Commerce (Kamers van Koophandel) under number 34077637 (the "Purchaser"), and

III.	Private Equity Management Group Financial Corporation, a company organized and existing under the laws of the State of California, United States of America, having its office at One Park Plaza, Suite 550, Irvine CA 92614, United States of America ("PEM").

Recitals:

A.	The Vendor holds all shares in the capital of Progressive Gaming International (Netherlands) B.V., a private company with limited liability that is incorporated under the laws of the Netherlands, registered with the Commercial Register of the Chambers of Commerce (Kamers van Koophandel) under number 30119258 and whose registered seat is in De Meern, the Netherlands (the " Company").

B.	Pursuant to a notarial deed of first and second ranking pledge dated October 1, 2008 (the "Pledge Deed"), PEM has a first ranking right of pledge on 11,798 shares in the capital of the Company "PEM Right of Pledge";

C.	PEM and International Game Technology, a corporation organized and existing under the laws of the state of Nevada, United States of America (“ IGT”), have entered into that certain Secured Party Assignment and Bill of Sale (the “Bill of Sale”), pursuant to which PEM intends to sell under Section 9610 of the New York Uniform Commercial Code to IGT or one of its subsidiaries certain assets of the Vendor and certain assets of the Vendor’s subsidiaries.

D.	The Purchaser, an IGT group company, wishes to purchase the Shares (as defined below) from the Vendor and PEM is willing to release (opzeggen) the

PEM Right of Pledge, all in accordance with the terms and conditions of this Agreement.

The Parties hereby agree as follows:

1.	Definitions

1.1.	In this Agreement, the following words shall, unless the context requires otherwise or unless specified otherwise in this Agreement, have the following meanings:

Annexes	the annexes to the Schedules;
Agreement	this agreement, including the Schedules and
Annexes;
Bill of Sale	as defined in Recital C;
Business Day	means any day (other than a Saturday or
Sunday) on which banks are open for normal
banking business in Amsterdam, The
Netherlands;
Cancellation Letter	as defined in Clause 4.1.c;
Civil-Law Notary	Arnout Stroeve, a civil-law notary (notaris) at
the Amsterdam offices of Houthoff Buruma N.V.
or one of his deputies;
Clause	a clause in this Agreement;
Company	as defined in Recital A;
Completion	the consummation of the transaction
contemplated by this Agreement in accordance
with Clause 4;
Completion Date	January 16, 2009 or another date to be agreed
upon by the Parties;
Deed of Pledge	as defined in Recital B;
Encumbrance	any encumbrance or security interest
whatsoever, including any mortgage, pledge,
right of pre-emption, option, claim, right to
acquire, conversion right, third party right, right
of set-off, right of counterclaim, title retention,

conditional sale arrangement or any other
preferential right or agreement of similar effect,
including any equivalent of any of the above in
foreign law;
IGT	as defined in Recital C;
Parties	the Vendor, the Purchaser and PEM;
PEM Right of Pledge	as defined in Recital B;
Purchase Price	as defined in Clause 3.1;
Schedules	the schedules to this Agreement;
Shareholders' Resolution	as defined in Clause 4.1.b;
Shares	all issued and outstanding shares in the capital
of the Company, being 18,152 shares with a
nominal value of €1,- each, consecutively
numbered from 1 to 18,152;
Tax	any taxation or social security contribution of
any kind and any additional assessment, fine,
cost and interests in relation thereto;
Vendor Group	the Vendor and the Vendor's group companies
within the meaning of article 2:24b of the Dutch
Civil Code, but excluding the Company; and
Warranties	the warranties set out in Schedule 1.

2.	Sale

2.1.	The Vendor hereby sells the Shares to the Purchaser and the Purchaser hereby purchases the Shares from the Vendor.

2.2.	The Shares shall be transferred on the Completion Date in accordance with Clause 4.

3.	Purchase Price and Payment

3.1.	The Purchase Price for the Shares is US$2,538,000 (two million five hundred thirty eight thousand United States dollars) (the "Purchase Price").

3.2.	The Purchase Price shall be paid on the Completion Date in accordance with Clause 4.1.a.

4.	Completion

4.1.	Completion shall take place on the Completion Date at the Amsterdam offices of Houthoff Buruma N.V. by the Parties performing the following acts:

	a.	The Purchase Price is payable to the Vendor upon receipt by the Civil-Law Notary of all Completion Documents (as set out and defined in Clause 4.1.d below). The Vendor hereby directs the Purchaser to pay an amount of US$1,649,700 (one million six hundred forty nine thousand seven hundred United States dollars), which amount represents 65% of the Purchase Price directly to PEM, on its behalf, and an amount of $888,300 (eight hundred eighty eight thousand three hundred United States dollars), which amount represents 35% of the Purchase Price directly to the Vendor. The Purchase Price shall be paid in accordance with the terms and conditions of the Bill of Sale.

	b.	The Vendor, in its capacity as sole shareholder of the Company, shall dismiss the Vendor and Neil Crossan as the managing directors of the Company and shall appoint Mr. Paulus Johannes Cornelius Aloysius Karskens as the managing director of the Company by means of a shareholders' resolution, substantially in the same form as Schedule 2 (the "Shareholders' Resolution").

	c.	Subject to the condition precedent of the execution of the Deed of Transfer (as defined below), PEM shall release (opzeggen) the PEM Right of Pledge by signing a cancellation letter, substantially in the same form as Schedule 3 (the "Cancellation Letter").

	d.	The Parties or their legal counsels shall send the Civil-Law Notary by portal document format (pdf) the following (the "Completion Documents"):

		(i)	A duly executed copy of this Agreement;

		(ii)	A duly executed copy of the Shareholders' Resolution;

		(iii)	A duly executed copy of the Cancellation Letter;

		(iv)	A duly executed resolution of IGT approving the transfer of the Shares, substantially in the same form as Schedule 4;

		(v)	A duly signed power of attorney for acknowledgement of the transfer of the Shares by the Company, substantially in the same form as Schedule 5, and attached thereto the documents as set out on the final page of Schedule 5;

	(vi)	A duly signed power of attorney for acceptance of the Shares by the Purchaser, substantially in the same form as Schedule 6, and attached thereto the documents as set out on the final page of Schedule 6; and

	(vii)	A duly signed power of attorney for the transfer of the Shares by the Vendor, substantially in the same form as Schedule 7, and attached thereto the documents as set out on the final page of Schedule 7.

e.	Immediately upon receipt by the Civil-Law Notary of each and all Completion Documents, the Shares shall be transferred by the execution of a notarial deed of transfer in substantially the same form as Schedule 8 (the "Deed of Transfer"). The Vendor and the Purchaser shall procure that the Company acknowledges this transfer and that the transfer is recorded in its shareholders register.

4.2.	On the Completion Date, no member of the Vendor Group has any right or claim against the Company or against any managing director of the Company. The Vendor hereby expressly waives, on its own behalf and on behalf of the other members of the Vendor Group, any such right or claim. This waiver is subject to the condition precedent that the acts referred to in Clause 4.1 be fulfilled.

5.	Representations and Warranties

5.1.	The Vendor represents and warrants that on the Completion Date each Warranty is true, accurate and not misleading.

6.	Liability

6.1.	In the event of a breach of any Warranty or in the event of a failure by the Vendor to comply with any other obligation under this Agreement, the Vendor shall indemnify and hold the Purchaser (and the Company, if so determined by the Purchaser at its sole discretion) harmless for all loss or damage by putting the Purchaser (and the Company, if so determined by the Purchaser at its sole discretion) in the position in which it (or they) would have been if the breach or failure had not occurred, subject to the provisions in this Clause 6 and without affecting any other rights of the Purchaser.

7.	Post-Completion covenants

7.1.	Each Party shall, on request and free of charge, execute any additional deed or other document that is required or desired to achieve the purposes of this Agreement.

8.	Confidentiality

8.1.	The Vendor shall keep information about the Company strictly confidential. The Vendor shall not in any way disclose to anyone any information about the Company, including (but not limited to) any information about any activity, financial matter, business plan, intellectual property right, information system, working method, employee, supplier and customer of the Company.

8.2.	The Vendor shall keep this Agreement strictly confidential. The Vendor may not make any public announcement or provide any information to anyone with respect to the existence or contents of this Agreement without the prior consent of the Purchaser.

8.3.	Clause 8.1 and Clause 8.2 are not applicable if and insofar as:

	a.	the Vendor is obliged by law to disclose such information, in which event the Vendor so obliged shall consult with the Purchaser about how this will be effected; or

	b.	the Purchaser has given its prior written consent for a disclosure.

9.	Miscellaneous

9.1.	Any notice or other communication required by or permitted under this Agreement shall be in writing and the original shall be delivered by hand or by mail to one of the following addresses (or another address if the relevant Party notifies the sending Party in writing of a change of address). A notice or communication may be sent by means of facsimile transmission to the number indicated below, but in that event the original must be immediately sent as indicated above as confirmation.

To Purchaser	To Vendor
Attn: Paulus Johannes Cornelius	Attn: Terrance Oliver
Aloysius Karskens	920 Pilot Road
Bijlmermeerstraat 30	Las Vegas, NV 89119
2131 HC Hoofddorp	United States of America
The Netherlands	Fax: +1 702 263 1681
Tel: +31 23 568 7100
Fax: +31 23 5687162

With a copy to:
International Game Technology
Attn:
9295 Prototype Drive
Reno, Nevada 89521
U.S.A.
Fax: +1 775 448 0120

To PEM Attn: Shiping Xu One Park Plaza, Suite 550 Irvine, CA 92614 United States of America Tel: +1 949 757 0977 Fax: +1 949 757 0978

9.2.	This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and replaces all prior agreements entered into regarding such subject matter.

9.3.	All costs in relation to the preparation and implementation of this Agreement and the Deed of Transfer shall be borne by the Parties in accordance with the relevant provisions of the Bill of Sale.

9.4.	The Purchaser may assign its rights and obligations under this Agreement to a third party. Any other assignment by a Party of its rights and obligations under this Agreement requires the prior written approval of the other Parties.

9.5.	Each Party hereby declares that it is aware that the Civil-Law Notary is associated with Houthoff Buruma N.V., the law firm advising the Purchaser. With reference to articles 19, 20, 21 and 22 of the Regulation establishing the

Professional Rules of Conduct of the Royal Notarial Society (Koninklijke Notariële Beroepsorganisatie), the Vendor and PEM hereby expressly declare that they are aware of the fact that the Purchaser is represented by lawyers with the law firm of Houthoff Buruma N.V. in any matter relating to this Agreement, in the transaction contemplated in the Agreement and in any dispute arising out of the Agreement.

10.	Governing law and jurisdiction

10.1.	This Agreement and any agreement arising out of this Agreement is governed by and shall be construed in accordance with the laws of the Netherlands.

10.2.	Any dispute arising out of this Agreement or any agreement arising out of this Agreement shall be submitted exclusively to the competent court in Amsterdam, the Netherlands.

In witness whereof agreed upon and signed in 4 counterparts by:

/s/ Terrance W. Oliver Progressive Gaming International Corporation by: Terrance W. Oliver date:

/s/ Paulus Johannes Cornelis Aloysius Karskens

IGT-Europe B.V. by: Paulus Johannes Cornelius Aloysius Karskens date:

/s/ Peter Paul Mendel	/s/ Andrew Shayne

Private Equity Management Group	Private Equity Management Group
Financial Corporation	Financial Corporation
by: Peter Paul Mendel	by: Andrew Shayne
date: 1-13-09	date: 1-13-09

For approval of the transactions contemplated by this Agreement:

/s/ Thomas Joseph Matthews International Game Technology by: Thomas Joseph Matthews date: January 13, 2009

Schedule 1 Warranties

A term or expression defined in the Agreement shall, unless the context requires otherwise or unless specified otherwise in this Schedule, have the same meaning in this Schedule and the Annexes to this Schedule.

1.	Corporate

1.1.	Shares

	a.	The Shares constitute the entire issued and outstanding share capital of the Company.

	b.	The Company has not agreed to issue, or granted any rights to, shares in its capital. There is no agreement, arrangement or option under which any person may now or at any time call for the issue, sale or transfer of any share, option or warrant in the capital of the Company. No person has claimed to be entitled to require the Company, now or at any future date, on a contingent basis or not, to issue any share, option or warrant.

	c.	The Shares have been validly issued and are fully paid up.

	d.	Upon the execution of the Deed of Transfer and save for International Game Technology's second ranking right of pledge on 11,798 shares in the capital of the Company pursuant to the Deed of Pledge (the "IGT Right of Pledge") there is no Encumbrance on, over or affecting any of the Shares and there is no commitment to give or create such Encumbrance and no person has claimed to be entitled to such Encumbrance.

	e.	The Vendor is the holder of the Shares and has, without requiring the consent of any third party other then PEM and International Game Technology, the full power, right and authority to enter into and perform this Agreement and to transfer the legal and beneficial title to the Shares to the Purchaser on the terms of this Agreement.

	f.	Upon the execution of the Deed of Transfer and save for the IGT Right of Pledge, the Purchaser will hold valid and full title to the Shares and there shall be no Encumbrance on the Shares.

1.2.	Organisation

	a.	The Company is a duly organised private limited liability company incorporated under the laws of the Netherlands, and has been in valid existence since its incorporation, and has full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use and to exercise its rights and to perform all its obligations under agreements to which it is a party.

	b.	All applicable laws in connection with the following have, in all respects, been complied with: the incorporation of the Company; the conduct of all business by the Company; the issue of shares; and the payment of distributions. No notice or allegation has been received that any of the foregoing was or is incorrect or not properly carried out for any reason.

	c.	The copies of the articles of association and other constitutional and corporate documents of the Company, including the relevant actual Commercial Registry excerpts (which have been attached to this Schedule as Annex 1 are, in all respects, true, accurate, complete and not misleading and the Company has at all times acted in accordance with all such documents.

	d.	No resolution by the shareholders or managing board has been adopted but not yet carried out or put into effect.

2.	Miscellaneous

2.1.	Capacity and consequences of sale

	a.	This Agreement and all other agreements to be entered into in connection with this Agreement constitute, or will constitute when executed, legal, valid and binding obligations of the Vendor and are enforceable against the Vendor in accordance with their respective terms.

	b.	The Vendor has the requisite power and authority to enter into and to perform this Agreement and all other agreements to be entered into in connection with it.

	c.	Save for as provided in the Deed of Pledge, neither the execution of this Agreement nor the consummation of the transactions contemplated thereby does or will:

(i) conflict with, result in a breach of, constitute a default under or require the consent of any person under (a) any provision in the Vendor’s or the Company's articles of association or other constitutional and corporate documents or (b) any resolution adopted by any corporate body of the Vendor or the Company or (c) any order, judgment, permit, decree or regulation or (d) any other restriction of any kind by which the Vendor or the Company is bound or any agreement or instrument to which the Vendor or the Company is a party;

(ii)	require any consent, approval, authorisation or permit of or filing with or notification to any third party or any court, administrative agency, governmental or semi-governmental agency or regulatory authority, whether domestic or foreign.